As filed with the Securities and Exchange Commission on February 14, 2006
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICROS SYSTEMS, INC.

(Exact name of issuer as specified in its charter)

Maryland	52-1101488

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7031 Columbia Gateway Drive, Columbia, Maryland	21046-2289

(Address of principal executive offices)	(Zip Code)

MICROS SYSTEMS, INC. 1991 STOCK OPTION PLAN

(Effective as of September 23, 1991)
(Full title of plan)

(Name, address and telephone number of agent for service)	(Copies to:)

A. L. Giannopoulos	Wm. David Chalk, Esq.
7031 Columbia Gateway Drive	DLA Piper Rudnick Gray Cary US LLP
Columbia, Maryland 21046-2289	6225 Smith Avenue
(443) 285-6000	Baltimore, MD 21209
(410) 580-3000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share*	Proposed maximum aggregate offering price*	Amount of registration fee

Common Stock (par value $0.0125 per share)	1,200,000	$44.17	$52,998,000	$5,670.79

*Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee [calculated at $107.00 per million] are based on the average of the high and low sales prices of Common Stock of MICROS Systems, Inc. reported on the NASDAQ National Market on February 9, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Registration Statement on Form S-8 pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) Annual Report on Form 10-K for the Registrant’s fiscal year ended June 30, 2005;

(b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) since the Registrant’s fiscal year ended June 30, 2005.

(c)          Description of Common Stock of the Registrant contained in the Registrant’s Registration Statement on Form S-3 dated January 25, 1995 and any amendments or reports for purposes of updating such description.

          All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement on Form S-8 from the date of filing of such document.

ITEM 4.          DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Thomas L. Patz is the duly elected and acting Executive Vice-President, Strategic Initiatives, and General Counsel of the Registrant and has acted as counsel to the Registrant in connection with the preparation and filing with the Securities and Exchange Commission of this Registration Statement on Form S-8.  Mr. Patz beneficially owns less than 1% of the Common Stock of the Registrant (which includes any options received by him in connection with this offering).

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Registrant’s Articles of Incorporation, as amended, and its By-Laws, as amended, provide that the Registrant shall indemnify its directors and officers whether serving the Registrant or, at the Registrant’s request, another entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws, with respect to matters arising out of service in their capacities as directors or officers of the Registrant or arising out of other service at the request of the Registrant in any capacity.  The Registrant’s Articles of Incorporation, as amended, and By-Laws, as amended, also provide that the Registrant may indemnify its other agents or employees, with respect to matters arising out of service in their capacities as directors or officers of the Registrant or arising out of other service at the request of the Registrant in any capacity, to such extent as is authorized by the Board of Directors or the By-laws of the Registrant and as permitted by law.  In addition, and as authorized by its By-Laws, the Registrant currently maintains in force directors’ and officers liability insurance policies.

          The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. To the extent that a director has been successful in defense of any proceeding, the Maryland General Corporation Law provides that he or she shall be indemnified against reasonable expenses incurred by the director in connection therewith.  A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law, or as may be provided in its charter, bylaws, or action by its board of directors.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.          EXHIBITS.

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3 to the Annual Report on Form 10-K of the Registrant for the Fiscal Year ended June 30, 1990, as amended

4.2	By-laws of the Registrant, incorporated herein by reference to Exhibit 3(ii) to the Form 8-K filed on August 30, 2004

4.3	MICROS Systems, Inc. 1991 Stock Option Plan, as amended, incorporated herein by reference to Exhibit A to the Proxy Statement of the Registrant for the 2005 Annual Meeting of Shareholders

5	Opinion of Counsel Regarding the Legal Validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Counsel (included in Exhibit 5)

ITEM 9.          UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

                    (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                   (i) To include any prospectus required by Section 10(a)(3) of Securities Act of 1933, as amended (the “Securities Act”);

                                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                    (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3)          To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Howard County, Maryland on this 14th day of February, 2006.

MICROS SYSTEMS, INC.

By:	/s/ A. L. Giannopoulos

A. L. Giannopoulos
Chairman of the Board, President, and Chief Executive Officer

POWER OF ATTORNEY

          The undersigned Officers and Directors of MICROS Systems, Inc., a Maryland corporation (the “Corporation”), hereby constitute and appoint A. L. Giannopoulos, the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and attorney-in-fact, to sign for the undersigned and in their respective names as Officers and as Directors of the Corporation, a Registration Statement on Form S-8 relating to the proposed issuance of shares of Common Stock to employees and directors of the Corporation (or any and all amendments, including post-effective amendments, to such Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February, 2006.

Signature	Title

/s/A. L. Giannopoulos	President, Chief Executive Officer, and Chairman of the Board of Directors (Principal Executive Officer)

A. L. Giannopoulos

/s/Gary C. Kaufman	Executive Vice President, Finance and Administration, Chief Financial Officer (Principal Financial and Accounting Officer)

Gary C. Kaufman

/s/Louis M. Brown, Jr.	Vice-Chairman and Director

Louis M. Brown, Jr.

/s/B. Gary Dando	Director

B. Gary Dando

/s/John G. Puente	Director

John G. Puente

/s/Dwight S. Taylor	Director

Dwight S. Taylor

/s/William S. Watson	Director

William S. Watson

/s/A. L. Giannopoulos	As Attorney-in-Fact

A. L. Giannopoulos

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3 to the Annual Report on Form 10-K of the Registrant for the Fiscal Year ended June 30, 1990, as amended

4.2	By-laws of the Registrant, incorporated herein by reference to Exhibit 3(ii) to the Form 8-K filed on August 30, 2004

4.3	MICROS Systems, Inc. 1991 Stock Option Plan, as amended, incorporated herein by reference to Exhibit A to the Proxy Statement of the Registrant for the 2005 Annual Meeting of Shareholders

5	Opinion of Counsel Regarding the Legal Validity of the shares of Common Stock being registered on this Registration Statement (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Counsel (included in Exhibit 5)

24	Power of Attorney (contained on Signature page)